Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION COMPLETES THE ACQUISITION OF THE

AUDIO/VIDEO BUSINESS OF ONKYO HOME ENTERTAINMENT CORPORATION

Transaction Finalized Through the Joint Venture Between

Premium Audio Company, LLC and Sharp Corporation

ORLANDO, FL. – September 9, 2021 — VOXX International Corporation (NASDAQ: VOXX) (“VOXX” or the “Company”), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced that its wholly-owned subsidiary, Premium Audio Company, LLC, (“PAC”) and Sharp Corporation (“Sharp”) have successfully acquired certain assets of the audio/video business of Onkyo Home Entertainment Corporation (“Onkyo”). The transaction was finalized on September 8, 2021 after all regulatory approvals were granted and customary closing conditions were met.

On June 3, 2021, VOXX announced that PAC and Sharp had entered into an Asset Purchase Agreement with Onkyo to jointly acquire Onkyo’s A/V business. On June 25, 2021, the proposed transaction was approved by Onkyo’s shareholders at its Ordinary General Meeting of Shareholders, and on June 28, 2021, PAC and Sharp announced the formation of a joint venture, which became the acquiring entity. The total purchase price is $30.8 million, plus the assumption of certain liabilities and future commission payments to Onkyo on certain product sales. PAC owns approximately 77% of the joint venture, with Sharp owning approximately 23%.

With the acquisition of the Onkyo and Integra brands now complete and with the new licensing agreement with Pioneer Corporation in place, which PAC will market and sell the Pioneer and Pioneer Elite brands worldwide, excluding the Peoples Republic of China, PAC will focus on leveraging its strong retail relationships and distribution channels. Sharp will focus on scaling its manufacturing lines and managing the supply chain, to handle more anticipated production volume. With strong demand for the A/V product lines acquired and licensed, VOXX anticipates Fiscal 2022 annual sales to be approximately $50 million. As Sharp has been the manufacturer for years, and PAC has been the distributor since July 2020, several orders are already secured. VOXX anticipates this transaction will be accretive within its first year of operations.

Pat Lavelle, President and Chief Executive Officer of VOXX International stated, “This is a significant milestone for our Company as the acquisition significantly strengthens our brand portfolio and product offering, while enhancing our customer value proposition. Onkyo and Pioneer are powerful brands with innovative products, and consumer demand is high. We believe we can rebuild the distribution network quickly, leveraging the relationships built over several decades. We are confident that we can grow the top-line and capture high margin sales, and as production ramps up, generate strong bottom-line improvements in Fiscal 2023 and beyond. We have the infrastructure and distribution to be successful and with Sharp, we have a world-class manufacturer and partner by our side.”

Onkyo Home Entertainment Corporation is a leader in the audio and video home entertainment industry, selling a variety of A/V and stereo receivers, amplifiers and hi-fi components under the Onkyo and Integra brands. Licensed products from Pioneer will include audio/video receivers and sound bars for home use and home-theater systems, among others.

Paul Jacobs, President of Premium Audio Company, LLC, added, “Premium Audio Company, VOXX, Onkyo and Sharp worked together to complete a complicated asset acquisition that significantly enhances our customer offering and holds great promise,” said Paul Jacobs, President and CEO of Premium Audio Company. “It is a strong statement about the power of this newly formed alliance. Combining the number one speaker brand in the world with one of the most technically sophisticated Japanese electronics brands, ushers in a new era of design, innovation, and performance. We look forward to another 75 years of creating industry-leading products, profitability for our partners, and connecting people to their passion for entertainment.”

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2021, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor and Media Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Tel: 917-887-8434

Email: gwiener@GWCco.com

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